EXHIBIT 99.7

                             FORM OF PROMISSORY NOTE

                                                              New York, New York
                                                                 August __, 2002

      FOR VALUE RECEIVED, the undersigned, METROPOLIS REALTY HOLDINGS, LLC, a Delaware limited liability company, having an office address of c/o Capital Trust, 410 Park Avenue, 14th Floor, New York, New York 10022 ("Obligor"), promises to pay to the order of [NOMINEE], a ___________ limited partnership, having an office address c/o Jamestown, Two Paces Ferry West, Suite 1600, 2727 Paces Ferry Road, Atlanta, Georgia 30330 (the "Obligee"), the principal sum of ONE HUNDRED FIFTY MILLION AND NO/00 DOLLARS ($150,000,000.00).

Computation and Payment:

      Interest during the loan term shall be computed on the basis of a 360-day year and twelve (12) thirty (30) day months except that, with respect to computing interest from the date hereof through the end of the calendar month in which such date falls, interest shall be computed on the basis of a 360-day year and actual number of days elapsed.

      The Obligor shall pay said principal sum of ONE HUNDRED FIFTY MILLION AND NO/00 DOLLARS ($150,000,000.00), together with interest thereon to be computed from the date hereof at the rate of ________ percent (___%) per annum in full on or before 1:00 P.M. (New York City local time) on ______________, 2002 (the "Maturity Date"). Both principal and interest shall be payable in lawful money of the United States of America in same day funds.

Security For Note:

      This Note is secured by a pledge by [(a)] Obligor of its interests in METROPOLIS REALTY HOLDINGS TRUST, INC., a Maryland corporation ("Metropolis"), and [(b) by Metropolis of its interests in 1290 Partners, L.P., a Delaware limited partnership] (together, collectively, the "Pledges"), validly executed and delivered to Obligee, to which reference is made for a complete description of the Pledges. All terms, covenants, conditions, provisions and agreements of the Pledges are hereby incorporated herein and made a part of this instrument to the same extent and with the same force and effect as if fully set forth herein.

Representations and Warranties:

      Obligor hereby makes the following representations and warranties to
Obligee:

                        (a) Obligor is a duly formed and validly existing
            limited liability company organized and in good standing under the laws of the State of Delaware.

                        (b) Obligor has the power and authority to execute and
            deliver this Note and all documents now or hereafter to be executed by it pursuant to or in connection with this Note (collectively, the "Obligor Documents"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under the other Obligor Documents, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by Obligor of this Note or any other Obligor Documents has been obtained and is in full force and effect.

                        (c) This Note and the other Obligor Documents have been
            duly executed on behalf of Obligor and are the legal, valid and binding obligation of Obligor, enforceable against Obligor in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor rights generally and to equitable principles of general application.

                        (d) This Note and the other Obligor Documents do not and
            shall not contravene any provision of the limited liability company agreement or certificate of formation of Obligor; any judgment, order, decree, writ or injunction issued against Obligor or any provision of any governmental or quasi-governmental statutes, laws, rules or regulations applicable to Obligor.

                        (e) The execution, delivery and performance of this Note
            and the other Obligor Documents in accordance with their respective terms by Obligor shall not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to or as permitted by the Obligor Documents) upon any of the property or assets of Obligor pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, operating agreement or other agreement or instrument to which Obligor is a party or by which any of Obligor's property or assets is subject, nor shall such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Obligor or any of Obligor's properties or assets.

                        (f) As of the date hereof, there are no pending actions,
            suits, proceedings or investigations to which Obligor is a party before any court or other governmental authority which may have an adverse impact on the transactions contemplated hereby.

                        (g) Obligor is not a party to any voluntary or
            involuntary proceedings in bankruptcy, reorganization or similar proceedings under the federal bankruptcy statutes, laws, rules or regulations or any applicable state statutes, laws, rules or regulations relating to the protection of debtors, or subject to any general assignment for the benefit of creditors, nor has Obligor received any written notice in which any such action has been threatened.

                        (h) Obligor has not established any pension plan for
            employees which would cause Obligor to be subject to the Employee Retirement Income Security Act of 1974, as amended.

                        (h) Giving effect to the loan evidenced by this Note,
            the fair saleable value of Obligor's assets exceeds and shall, immediately following the making of such loan, exceed Obligor's total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Obligor's assets is and shall, immediately following the making of such loan, be greater than Obligor's probable liabilities, including the maximum amount of its contingent liabilities on its debts and obligations as such debts and obligations become absolute and matured, Obligor's assets do not and, immediately following the making of such loan shall not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Obligor does not intend to, and does not believe that it shall, incur debts, obligations and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts, obligations and liabilities as and when they mature (taking into account the timing and amounts of cash to be received by Obligor and the amounts to be payable on or in respect of obligations of Obligor).

Defaults:

      In the event of any default in the terms, covenants, conditions, provisions and agreements of the Pledges or this Note, including, without limitation, the failure to pay any installment of principal or interest as and when due, the entire principal sum and accrued interest thereon shall become due and payable at the option of Obligee. Failure to exercise such option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

Address For Payments:

      Both principal and interest under this Note, as well as any additional payments required by the Pledges, shall be payable at the principal office of Obligor as set forth in the introductory paragraph hereto, or such other place as the holder of this Note may designate in writing.

Late Charges:

      If any payment herein provided for shall become overdue, a "late charge" of four cents ($.04) for each dollar ($1.00) so overdue shall become immediately due to the holder hereof as liquidated damages for failure to make prompt payment, and the same shall be secured by the Pledges. TIME IS OF THE ESSENCE FOR THIS NOTE.

Default Rate:

      Upon any default of the Obligor hereunder or in complying, with or performing any warranty or covenant contained in the Pledges, the Obligee may, at the Obligee's option, comply with or perform the same, and the cost thereof, together with interest thereon at a rate equal to the greater of one and one-half percent (1.5%) per month or 500 basis points (5%) per annum in excess of the interest rate hereunder (the "Default Rate"), but in no event in excess of the maximum rate permitted by law, shall be paid by the Obligor to the Obligee on demand and shall be secured by the Pledges. Notwithstanding the fact the debt evidenced by this Note and secured by the Pledges shall have been due and payable on the Maturity Date, if not paid on or before the Maturity Date, said debt shall continue to bear interest at the rate specified in the preceding sentence from the Maturity Date until said default shall have been completely cured and removed to the satisfaction of the Obligee, but nothing herein contained shall be deemed to extend the Maturity Date, and any costs incurred by the Obligee in collecting said debt shall be due and payable by the Obligor and shall bear interest at the Default Rate.

      If at any time the interest rate payable under this Note, together with all fees, charges and other amounts which are treated as interest on this Note under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by Obligor in accordance with applicable law, the rate of interest payable in respect of this Note, together with all Charges payable in respect hereof, shall be limited to the Maximum Rate and, to the extent lawful, the Charges that would have been payable in respect of this Note but were not payable as a result of the operation of this provision shall be cumulated and the interest and Charges in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Default Rate to the date of repayment, shall have been received by Obligee.

Waiver of Notice of Protest:

      All parties to this Note do severally waive presentment for payment, demand, protest, notice of protest and notice of dishonor and do consent to any extension or modification of the indebtedness hereby evidenced.

Waiver of Trial by Jury:

      In any action, proceeding or counterclaim in connection with this Note, the undersigned hereby irrevocably waives, to the fullest extent permitted by law, trial by jury.

Governing Law:

      This Note shall be governed by and construed under the laws of the State of New York and is intended as a contract under, shall be governed solely by and shall be construed and enforced in accordance with the laws of the State of New York (exclusive of any rules as to conflict of laws).

Successors and Assigns:

      This Note shall be binding upon the Obligor and its successors and permitted assigns.

Invalid Terms:

      Should any term, provision, covenant or condition of this Note be held to be void or invalid, the same shall not affect any other term, provision, covenant or condition but the remainder hereof shall be effective as though such void or invalid term, provision, covenant or condition had not been contained herein.

No Oral Modifications:

      This Note may not be changed or terminated orally, but only by an agreement in writing signed by the parties hereto.

Headings and Captions and Subheadings:

      The captions and subheadings used herein are solely for the convenience of the parties and shall not be deemed to limit or affect the terms contained herein.

Consent to Jurisdiction: Waiver of Immunities:

      (a) Each of the parties hereby irrevocably submits to the jurisdiction of any court of the State of New York or federal court sitting in the City of New York, State of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Note, and each of the parties hereby irrevocably agrees all claims in respect of any such action or proceeding may be heard and determined in such court of the State of New York or federal court. Each of the parties hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of such party. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      (b) Nothing in this paragraph shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against or proceeding against any other party or its property in the courts of other jurisdictions, only and insofar as it relates to Obligor's obligations under this Note.

      (c) To the extent Obligor has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Obligor hereby irrevocably waives such immunity in respect of its obligations under this Note.

                       [Signature page on following page.]

      Signed and sealed the day and year first above written.

                                        OBLIGOR:

                                        METROPOLIS REALTY HOLDINGS LLC,
                                        a Delaware limited liability company

                                        By:  ___________________________________
                                             Name:  ___________________________
                                             Title: ___________________________

                                        [CORPORATE SEAL]



OBLIGOR ACKNOWLEDGES THIS IS A SIGNATURE PAGE TO, AND SHALL BE ATTACHED TO AND BECOME A PART OF, THE PROMISSORY NOTE.